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                                                                   Exhibit 10.33

                              MANAGEMENT AGREEMENT

           THIS MANAGEMENT AGREEMENT (hereinafter "Agreement") is dated as of March 22, 1994 by and between BRIM FIFTH AVENUE, INC., an Oregon corporation ("Brim"), and THC-SEATTLE, INC., a Washington corporation ("THC").

                                    RECITALS

A. Brim is the owner and operator of that 80 bed acute care hospital commonly known as Fifth Avenue Hospital and located at 10560 Fifth Avenue, N.E., Seattle, WA 98125 (the "Hospital").

B. By Asset Acquisition Agreement and Escrow Instructions of even date herewith (the "Asset Agreement"), Brim has agreed to sell to THC and THC has agreed to acquire from Brim substantially all of the assets related to the operation of the Hospital subject to the satisfaction or waiver of various conditions to closing set forth in the Asset Agreement.

C. Pending closing of the transaction provided for in the Asset Agreement, THC has assumed operational responsibility for the Hospital pursuant to that Management and Transfer of Operations Agreement of even date herewith between THC and Brim (the "Master Management Agreement").
         All capitalized terms not defined in this Agreement shall have the meanings given to them in the Asset Agreement or in the Master Management Agreement.

D.       Notwithstanding the foregoing, from and after the Commencement
         Date, including the period after the closing of the transaction provided for in the Asset Agreement THC has agreed to delegate to Brim responsibility for the surgical program (the "Program"), the physician clinic (the "Clinic"), the immediate care center (the "ICC") and the central sterile supply (the "CSS") located at the Hospital and Brim has agreed to assume responsibility therefor.

E. Section E.5 of the Master Management Agreement authorizes THC to delegate certain of its rights and responsibilities thereunder to Brim.

F. THC and Brim have agreed to document the terms and conditions under which said delegation of rights and responsibility will occur.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, THC and Brim hereby agree as follows:



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                                   AGREEMENT

A. MANAGEMENT

1. Term.

         1.1. The initial term of this Agreement (the "Initial Term") shall commence as of 12:01 AM on May 1, 1994 (the "Commencement Date") and (unless terminated earlier as herein provided) shall terminate on (i) April 30, 1997 or (ii) the date on which THC advises Brim it is unable to secure the LTAC Designation as a result of a change after the Commencement Date in the laws or rules governing the same as of the Commencement Date (the "Termination Date").

         1.2. Brim shall have the right to extend the term of this Agreement beyond the Initial Term for successive three (3) year terms (each, a "Renewal Term" and collectively, the "Renewal Terms") upon written notice to THC delivered no less than sixty (60) days prior to the expiration of the Initial Term or the applicable Renewal Term. Hereinafter the Initial Term and the Renewal Terms will be collectively referred to as the Term.

         1.3. Except as otherwise provided below, in the event Brim fails to exercise any renewal option provided for herein, THC shall have all right, title and interest in and to the Program, the ICC, the CSS and the Clinic from and after the last day of the Initial Term or the applicable Renewal Term and Brim agrees that it will not, and will not permit any person or entity controlling, controlled by or under common control with it, either jointly or individually, directly or indirectly, to own or to operate a podiatric surgical program within a twenty five (25) mile radius of the Hospital for a period of five (5) years after the termination of this Agreement as a result thereof (the "Non-Competition Covenant").

         1.4. THC and Brim specifically acknowledge and agree that the Non-Competition Covenant provided for in Section A.1.3. shall be null and void in the event Brim elects not to exercise its renewal options subsequent to the sale by THC after the Closing Date of the Hospital or the sale after the Closing Date of all or substantially all of the stock or assets of THC or its parent corporation, Transitional Hospitals Corporation.

         1.5. This Agreement may be terminated for cause by THC upon sixty (60) days' written notice, specifying in detail the events upon which the termination is based, if such cause has not been remedied within such sixty (60) days or substantial steps taken and diligently pursued toward the remedying of such default within said sixty (60) day period to the extent


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     the default cannot be fully cured within said period. For purposes of this
     Section A.1.5., "cause" shall mean a material breach by Brim of its obligations under this Agreement or under the Asset Agreement.

     1.6. This Agreement may be terminated by Brim for cause upon sixty (60) days' written notice to THC, specifying in detail the events upon which the termination is based, if such cause has not been remedied within such sixty
     (60) days or substantial steps taken and diligently pursued toward the remedying of such default within said sixty (60) day period to the extent the default cannot be fully cured within said period. For purposes of this Section A.1.6, "cause" shall mean a material interference by THC with the operation by Brim of the Program, the Clinic, the CSS and the ICC; provided, however, that THC shall not be deemed to have materially interfered with Brim's operations by virtue of its implementation of such policies and procedures as it may reasonably deem to be necessary in order to effectively operate an LTAC program at the Hospital.

     1.7. The termination of this Agreement by THC or by Brim for cause prior to the Closing Date shall result in a termination of the Asset Agreement and,
     (i) in the case of a termination by THC, THC shall have the right to demand the return of the Deposit provided for therein as liquidated damages and to pursue such remedies as may be available to it at law or in equity to redress Brim's breach and (ii) in the case of a termination by Brim, Brim shall have the right to pursue such remedies as may be available to it at law or in equity and THC shall be required to leave the Deposit in escrow pending resolution of any such action and a determination of any damages suffered by Brim as a result thereof. The termination of this Agreement by either party for cause after the Closing Date shall entitle the terminating party to pursue such remedies as may be available to it at law or in equity to seek compensation for any damages suffered as a result thereof.

     1.8. Within ninety (90) days after either the termination of this Agreement other than a termination by Brim for cause, (i) to the extent not earlier provided, Brim will provide THC with a complete accounting and report of its activities during the entire Term hereof and (ii) Brim will cooperate with THC in an orderly transfer of the operations of the Program, the Clinic, the ICC and the CSS to THC or to a successor manager designated by THC.

     1.9. A termination of this Agreement for any of the reasons provided for in this Section A.1, shall not terminate the rights and obligations of each of the parties hereunder to remit payments belonging to the other party in accordance with Section A.4 hereof or to pay the expenses for which it is


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         responsible under Sections A.3.2 or A.3.6.

2. Responsibilities of Brim. Throughout the Term, Brim shall be responsible for the operation of the Program, the Clinic, the ICC and the CSS in accordance with the terms of this Agreement. In furtherance thereof, THC covenants and agrees that throughout the Term hereof it shall not unreasonably interfere with Brim's operation thereof.

3. Covenants of Brim. In conjunction with the management of the Program and the ICC, throughout the Term hereof Brim covenants and agrees as follows:

         3.1. To operate the Program, the Clinic, the CSS and the ICC in a manner that maintains in good standing and full force all applicable state and federal licenses and provider agreements and preserves any accreditation which may be granted to the Hospital during the Term by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO").

         3.2. To reimburse THC within forty five (45) days after receipt of a written request therefor for any and all expenses incurred by THC on or after Commencement Date in the operation of the Hospital which are allocable to the operation of the Program, the Clinic, the CSS and the ICC, including, without limitation, payroll (and all local, state and federal taxes and assessments incidental thereto and all fringe benefits payable in accordance with Brim's personnel policies), insurance, utilities, the Surgical Inventory and Common Inventory (as defined in Section A.9.3.) used by Brim, rent, equipment leases, equipment expenditures, real and personal property taxes and maintenance, but specifically excluding debt service payments; provided, however, that said reimbursement request shall be in sufficient detail and shall contain sufficient supporting documentation to enable Brim to verify the accuracy of the expenses for which it is being held accountable.

         3.4. To maintain complete and accurate records of all transactions relating to the operation of the Program, the CSS, the Clinic and the ICC and to make such records available for inspection by THC or any of its representatives at all reasonable times upon reasonable notice from THC to Brim.

         3.5. To comply with all applicable federal, state and local government laws, rules and regulations with respect to the operation and maintenance of the Program, the CSS, the Clinic and the ICC and the performance by Brim under this Agreement.




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     3.6  In consideration for the right to operate the Program, the ICC, the
     CSS and the Clinic, to pay to THC the following amounts (the "License
     Fee"):

           3.6.1. From and after the Closing Date, an amount equal to $10.80 per annum per square foot of space in the Hospital occupied by Brim in connection with the operation of the Program as described more fully in Exhibit A (the "Space"), which shall be due and payable by no later than the 10th day of each month;

           3.6.2. In the event THC finances the remodeling project described in Exhibit B (the "Renovations"), Brim shall pay to THC an amount equal to 40% of the "Annual Net Profits" of the Program in excess of $100,000. For purposes hereof, the term "Annual Net Profits" shall be defined as (a) all revenues earned by Brim in connection with the operation of the Program and the ICC less (b) all expenses incurred by Brim in connection with the operation of the Program and the ICC (calculated on an accrual basis) during each calendar year or portion thereof occurring during the Term hereof. The amount, if any, due to THC shall be payable by Brim within ninety (90) days after the end of each calendar year, with the first such payment to be made by no later than April 1, 1995, and shall be accompanied by a detailed income statement prepared by Brim and certified as to accuracy by Brim's independent auditors or Chief Financial Officer.

           3.6.3 Throughout the Term hereof, an amount equal to 50% of the amounts charged by THC to the patients served by Brim in the Program and the ICC for services provided by THC, including, but not limited to, laboratory, radiology and respiratory therapy services, which payment shall be due within forty five (45) days after Brim's receipt of a written request for payment thereof, which request shall be in sufficient detail and shall contain sufficient supporting documentation to enable Brim to verify the accuracy of the amounts reflected therein.

     3.7. Any payments due from Brim to THC hereunder which are not paid when due shall bear interest from the date due until the date paid at the lower of 1% per month or the highest rate then permitted by law.

     3.8. To provide THC with access to the Program and the CSS for patients served by the LTAC program; provided, however, that in consideration therefor, THC shall deposit into the account designated by Brim pursuant to Section A.4.2, 50% of all charges for services rendered by the Program and in the CSS to such patients.



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           3.9.   Upon request of, THC to request a change in the cost reporting year for the Hospital from one which ends on December 31 to one which ends on October 31 of each year.

  4.     Billing for and Collection of Revenues.

           4.1. Brim shall have all right, title and interest in and to the revenues pertaining to the operation of the Program, the ICC, the Clinic and the CSS for the period from and after the Commencement Date.

           4.2. In accordance with the provisions of the Master Management Agreement, THC shall bill for and collect such revenues on Brim's behalf and, promptly upon the receipt thereof, deposit the same in an account designated by Brim. Prior to the Closing Date, all such revenues shall be billed and collected under Brim's Medicare, Medicaid, VA or other third party payor provider numbers; from and after the Closing Date, all such revenues shall be billed and collected under THC's Medicare, Medicaid, VA or other third party payor provider numbers.

           4.3. Brim shall reimburse THC within forty five (45) days after its receipt of a written request therefor, for all out of pocket costs incurred by THC in billing for and collecting such revenues, which costs shall include a pro rata portion of any salary and benefits payable to administrative personnel responsible for said billings and collections. Said request shall be in sufficient detail and contain sufficient supporting documentation to enable Brim to verify the accuracy of the amounts requested therein.

           4.4. Any payments due from Brim to THC hereunder which are not paid when due shall bear interest from the date due until the date paid at the lower of 1% per month or the highest rate then permitted by law.

           4.5. From and after the Closing Date, THC shall assume responsibility for the preparation and filing of all Medicare, Medicaid, VA and other third party payor cost reports and billings for the period prior to the Closing Date; provided, however, that no such cost reports shall be filed without the prior review and approval of Brim; and provided, further, that Brim shall provide THC with such financial information as it may reasonably require in order to ensure the timely and accurate completion and filing thereof.

5. Employees. In accordance with the terms of the Asset Agreement, prior to the Closing Date all of the employees of the Hospital shall be Brim's employees and on the Closing Date Brim shall terminate all such employees and THC shall rehire such employees effective as of the Closing Date. Throughout the Term

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hereof, Brim shall have full authority and legal and financial responsibility with respect to the compensation, supervision and disciplining, including, but not limited to, the termination, of the employees associated with the Program, the CSS, the Clinic and the ICC and THC shall have no such authority or responsibility.

6. Closure of the ICC. Nothing herein shall be construed as precluding Brim from closing the ICC at anytime during the Term hereof; provided, however, that in the event Brim advises THC of its intention to close the ICC, THC shall have the right to prevent such closure by assuming financial and operational responsibility therefor. THC shall have a right to instruct Brim to close the ICC at anytime during the Term. Brim shall comply with said instruction within no more than sixty (60) days after its receipt thereof, provided that such closure does not result in any increase in the amounts charged to Brim for lab and radiology pursuant to Section A.3.6.3. In the event of the closure of the ICC or the transfer of operational and financial responsibility therefor to THC, any and all references to the ICC set forth in this Agreement shall be deemed to be inapplicable to the rights and obligations of Brim hereunder. Nothing herein shall be construed as precluding THC from increasing the amounts charged to Brim for lab and radiology services for reasons unrelated to the closure of the ICC.

7. Closure of the Clinic. Nothing herein shall be construed as precluding Brim from closing any portion of the Clinic at anytime during the Term hereof, in which case the provisions of this Agreement applicable to the Clinic shall only apply to the extent that the same is operational.

8.       Budgets.

         8.1. Throughout the Term hereof, on or before January 1 of each year, Brim shall provide to THC an operating budget. THC acknowledges and agrees that Brim is solely responsible for all costs and expenses reflected therein and accordingly that the same shall be provided for informational purposes only and shall not be subject to the review and approval of THC.

         8.2. Brim acknowledges and agrees that from and after the Closing Date, unless otherwise agreed by Brim and THC, any and all capital expenditures relating to the operation of the Program or the ICC shall, subject to the provisions of Section A.8.3, be the responsibility of THC. Accordingly, Brim agrees that on or before January 1 of each year during the Term hereof it shall submit to THC for its approval a capital expenditure budget and, once the same has been approved by Owner, it shall not incur any capital expenditures other than as provided therein or as approved by THC on Brim's written request therefor, which approval shall not be unreasonably withheld or delayed and which approval may not be withheld if Brim demonstrates to the reasonable satisfaction of THC that



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           Such expenditures are required for the continued licensure, certification or accreditation of the Hospital.

           8.3. Unless THC and Brim agree otherwise, any capital expenditures incurred by Brim prior to the Closing Date, shall be the responsibility of Brim but may be financed through lease or other financing arrangements, in which case any such contracts shall be included within the Assumed Contracts assigned to and assumed by THC on the Closing Date under the terms of the Asset Agreement and any payments by THC with respect to such leases or other financing arrangements after the Closing Date shall be subject to reimbursement by Brim pursuant to Section A.3.2.

           8.4. Any capital expenditures incurred by THC on behalf of Brim after the Closing Date shall either serve to increase the monthly payments due from Brim to THC under the terms of Section A.3.6 hereof by the amount thereof multiplied by 9.333% and divided first by the number of square feet in the Space and then by 12 or shall be included in the expenses billed to Brim under Section A.3.2 hereof, in the event of capital expenditures financed by THC under a lease or other financing arrangement. Brim and THC shall agree prior to the incurrence of the capital expenditure how the same will be paid by Brim under the terms hereof.

9. Non-Competition Provisions. During the Term hereof, Brim agrees to be bound by the Non-Competition provisions of the Asset Agreement as though fully set forth herein.

10.      Covenants of THC.  From and after the Closing Date, THC shall:

         10.1. Fully cooperate in Brim's efforts to ensure that the physicians associated with the Surgical Program are able to secure and/or maintain their staff privileges at the Hospital, subject to their compliance with applicable requirements of the Medical Staff Bylaws.

         10.2. Cause one representative of Brim to be appointed to the Board of the Hospital.

         10.3. Within ten (10) days after the Commencement Date to purchase from Brim all of the consumable inventory located at the Hospital as of the close of business on the day prior to the Commencement Date (the "Consummables") as determined pursuant to a joint inventory conducted by Brim and THC (the "Inventory"). The Inventory shall be divided into three categories: (i) the inventory which will be used solely by Brim after the Commencement Date (the "Surgical Inventory"), the inventory which will be used solely by THC after the Commencement Date (the "Non-Surgical Inventory"), and the inventory which will be used by both Brim and THC after the



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           Commencement Date (the "Common Inventory"). The purchase price for the Consummables shall be equal to Brim's cost thereof as reflected on Brim's books and records. On the Closing Date, THC shall receive a credit against the Balance to be paid by THC for an amount equal to 100% of the purchase price paid by THC for the Non-Surgical Inventory and 50% of the purchase price paid by THC for the Common Inventory.

  B.     INDEMNIFICATION

  1. By Brim. Brim hereby agrees to indemnify, defend and hold harmless, THC, its employees, agents, and affiliates from all claims, demands, liabilities, suits, costs and expenses (including reasonable attorneys' fees) (the "Liabilities") arising out of either a material breach by Brim of its obligations hereunder or Brim's operation of the Program, the ICC, the Clinic and/or the CSS from and after the Commencement Date, including, but not limited to, any actions affecting the licensure, certification or JCAHO accreditation of the Program or the ICC during the Term hereof; provided, however, that Brim shall have no liability hereunder in the event said Liabilities relate to THC's performance of, or failure to perform, its obligations under the Master Management Agreement. For purposes of this Agreement, the term "affiliates" shall mean any parent, sister or subsidiary corporation of Brim or any director, officer, agent or shareholder of any such corporation.

  2. By THC. THC agrees to indemnify, defend and hold harmless Brim, its employees, agents and affiliates, from all claims, demands, liabilities, suits, costs and expenses (including reasonable attorneys' fees) arising out of a material breach by THC of its obligations hereunder. For purposes of this Agreement, the term "affiliates" shall mean any parent, sister or subsidiary corporation of THC or any director, officer, agent or shareholder of any such corporation.

  C. REPRESENTATIONS AND WARRANTIES

  1. By Brim.  Brim hereby represents and warrants as follows:

         1.1. Brim has, or as of the Commencement Date will have, all necessary corporate power and authority to operate the Hospital and to carry on its business as it is now being conducted, to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individual executing this Agreement to do so. This Agreement has been duly and validly executed and delivered by Brim and is enforceable against Brim in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, regulations and authorities affecting


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           the rights of creditors generally and by general principles of equity, and does not require the consent or approval by any governmental authority.

           1.2. The foregoing representations and warranties of Brim hereunder shall be true, complete and correct in all material respects as of the Commencement Date with the same force and effect as though such representations and warranties were made on such date, and all such representations and warranties shall survive the Commencement Date for the period of one (1) year; provided, however, that if THC notifies Brim in writing of a claim prior to the expiration of such one (1) year period such representations or warranties shall survive until the resolution of such claim.

  2. By THC.  THC hereby represents and warrants as follows:

           2.1. THC has, or as of the Commencement Date will have, all corporate necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individual executing this Agreement to do so. This Agreement has been duly and validly executed and delivered by THC and is enforceable against THC and its affiliates in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, regulations and authorities affecting the rights of creditors generally and by general principles of equity.

           2.2. The foregoing representations and warranties of THC hereunder shall be true, complete and correct in all material respects as of the date hereof and as of the Commencement Date with the same force and effect as though such representation or warranty made on such date, and all representations and warranties shall survive the Commencement Date for a period of one (1) year; provided, however, that if Brim notifies THC in writing of a claim prior to the expiration of such one (1) year period such representations or warranties shall survive until the resolution of such claim.

E.   GENERAL PROVISIONS

1. Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.




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2. Notices. All notices to be given by either party to this Agreement to the other party hereto shall be in writing, and shall be given and received in the manner and at the addresses provided for in the Asset Agreement.

3. Payment of Expenses. Each party hereto shall bear its own legal, accounting and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated hereby, whether or not the transaction is consummated.

4. Entire Agreement; Amendment; Waiver. This Agreement, together with the Asset Agreement and the Master Management Agreement referred to herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. In the event of any conflict between the terms of this Agreement and any of the terms of the Asset Agreement, the terms of this Agreement will control. This Agreement may not be modified or amended except in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

5. Assignment/Successors. Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event that after the Closing Date THC receives a bona fide written offer from an unrelated third party to acquire the Hospital (the "Offer") , THC shall provide Brim with a written copy thereof and Brim shall have thirty (30) days after the receipt thereof to advise THC of its intention to purchase the Hospital on the same terms and conditions as set forth in the Offer. In the event Brim fails to exercise its right of first refusal within said thirty day period, then THC shall be free to sell the Hospital pursuant to the terms of the Offer; provided, however, that in the event closing fails to occur in accordance with the terms of the Offer, then THC shall thereafter be required to re-offer the Hospital to Brim in accordance with the term of the Offer or any subsequent Offer which THC may receive. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.



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6. Joint Venture; Third Party Beneficiaries. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement. Brim is an independent contractor and is not to be considered a principal with respect to ownership of any portion of or interest in the Hospital. Brim shall act in good faith in the performance of its obligations hereunder and shall meet the standards of care established by THC in the operation of the Hospital and by Brim in the operation of its business.

7. Captions. The section headings contained herein are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

8. Counterparts. This Agreement may be executed in one or more counterparts and all such counterparts taken together shall constitute a single original Agreement.

9. Governing Law. This Agreement shall be governed in accordance with the laws of the state of Washington.

   IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first above written.

                                BRIM FIFTH AVENUE, INC.

                                By:  /s/ John Mullin
                                     --------------------------------
                                Its: President
                                     --------------------------------



                                THC-SEATTLE, INC.


                                By:  /s/ Rod Laughlin
                                     --------------------------------
                                Its: President
                                     --------------------------------



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